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                                SCHEDULE 14A

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                          SCHEDULE 14A INFORMATION

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


Introduction
o Welcome to the call. This is Ann Gualtieri, Vice President of investor relations for DuPont.
o As you know, DuPont announced yesterday that it has signed a definitive agreement to acquire ChemFirst. The purpose of this call is to briefly review the strategic rationale for this acquisition and provide an opportunity for clarifying questions from the investment community.
o    With me on the call are:

     - Dave Miller, Vice President and General Manager of the DuPont Electronic Technologies business...joining us from his office in Research Triangle Park, North Carolina;

     - Jeff Coe, Vice President and General Manager of the DuPont Chemical Solutions Enterprise, here with me.

     - And joining us on the line from Jackson, Mississippi, are Kelly Williams, Chairman and CEO of ChemFirst, and Mike Summerford, President and Chief Operating Officer of ChemFirst

o Let me remind you that this call is open to the media and the general public on a listen only mode. A separate call is scheduled for 12:45 to respond to questions from the media.

o Members of the investment community who are on DuPont's Email list have a short power point presentation attached to our notification of this conference call. Others on the call may access the presentation from DuPont's website (www.dupont.com) by clicking on the investor center. These slides are supplementary to my remarks.

o During the course of this conference call, we may make forward looking statements. All statements that address expectations or projections about the future are forward looking statements. Although they reflect our current expectations, these statements are not guarantees of future performance, but involve a number of risks. We urge you to review both DuPont and ChemFirst SEC filings for a discussion of some of the factors that could cause actual results to differ materially.

Let me start with a description of ChemFirst. As you can see on slide 1, ChemFirst comprises three operating units. ChemFirst Electronic Materials and EKC Technologies are leading, global suppliers of products used to manufacture semiconductor chips. Taken together, sales for these units were $86 million last year. The third operating unit - First Chemical Corporation -- is a major producer of polyurethane intermediates, primarily aniline, with 2001 sales of $192 million.

DuPont will acquire ChemFirst in a cash transaction valued at $408 million, with a ChemFirst per share value of $29.20. This represents a a 28%% premium to yesterday's closing share price, and an 11% premium to the 6 month average share price. The acquisition is expected to be about one cent per share dilutive in the first 12 months, due to integration costs, and accretive thereafter

The closing of the transaction is subject to approval of ChemFirst shareholders and regulatory approval. We expect to close in the 4Q.

Our primary objective in acquiring ChemFirst is to strengthen DuPont's Electronic and Communications Technologies growth platform. At the same time, we expect the excellent fit of ChemFirst's aniline business with DuPont's Chemical Solutions Enterprise to add attractive earnings to the equation. Slide 2 summarizes the overall strategic fit of ChemFirst.

I will first cover the fit with DuPont Electronic Technologies.
---------------------------------------------------------------

ChemFirst's strong position in the semiconductor industry will complement DuPont's existing product portfolio and enhance our efforts to develop and commercialize the next generation of materials for market segments that are expected to grow at double-digit rates. In particular:

o ChemFirst is a leading manufacturer of photoresist polymers for the current generation of high-end (248nm) semiconductor chips. In addition to being attractive in its own right, this business would give us access to several technologies critical to the manufacture and commercialization of DuPont's next-generation (193nm and 157nm) polymers -- which have a projected 13% CAGR.

o ChemFirst also has a leading global position in strippers and removers for semiconductor fabrication, which would strengthen our access to and relationships with semiconductor manufacturers worldwide. Demand for these materials is projected to grow at 14% CAGR.

o Finally, ChemFirst has an emerging position in slurries for chemical mechanical planarization (CMP), which is critical for advanced semiconductors. Use of CMP technology is expected to grow at a more than >20% CAGR, as smaller and smaller features are incorporated in semiconductor chips. ChemFirst's CMP technologies and products are complementary to those of DuPont's CMP joint venture with Air Products, and will be offered to the JV per our agreement with Air Products..

o Slides 3 and 4 highlight ChemFirst's position in the key electronic materials segments that it serves.

Turning to the Chemicals side of the acquisition:

o ChemFirst's chemicals operations focus on aniline, which DuPont also produces. Aniline is a key intermediate used to make monomers for rigid polyurethane foam, a mid-performance polymer used mainly in the construction, automotive, and appliance industries. Rigid polyurethanes are growing at approximately 2x GDP as they continue to replace metal and wood. ChemFirst's aniline business is quite profitable and a good cash generator.

o ChemFirst also produces a family of toluene-based intermediates, which are also sustainably profitable cash generators.

o By acquiring ChemFirst, DuPont will be able to realize significant synergies in technology, operations, and supply chains, while also diversifying its customer base.

To Conclude: We are excited about the growth and earnings potential inherent in the ChemFirst acquisition. ChemFirst is an excellent fit with two of DuPont's five growth platforms. It provides products and technologies that complement DuPont's current and future presence in fast growing segments within the semiconductor industry. And it's chemical intermediates business will add attractive earnings from day one.

We will now open the line to questions.

                        * * * * * * * * * * * * * *
In connection with the transaction discussed in this call, ChemFirst Inc. intends to file a proxy statement with the Securities and Exchange Commission. Security holders are urged to read the proxy statement when it becomes available because it will contain important information. Security holders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the Securities and Exchange Commission concerning ChemFirst, at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of ChemFirst Inc. may also obtain for free the proxy statement filed by ChemFirst Inc. with the Securities and Exchange Commission in connection with the transaction by directing a request to ChemFirst Inc., Attention: Investor Relations Department, P.O. Box 1249, Jackson, MS 39215-1249, (601) 949-0213.

ChemFirst Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ChemFirst shareholders with respect to the transaction. Information regarding these directors and executive officers and their ownership of ChemFirst common stock is contained in ChemFirst Inc.'s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2002, in connection with the 2002 annual meeting ChemFirst shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the transaction when it becomes available.